Exhibit 99.1

Company Contact:	Investor Relations
Stephen J. Hansbrough	Scott Liolios or Ron Both
Chairman, President & CEO	Liolios Group, Inc.
HearUSA, Inc	info@liolios.com
(561) 478-8770, ext. 132	(949) 574-3860

HearUSA Chairman Paul A. Brown, M.D. Appointed Chairman Emeritus

West Palm Beach, Fla. -- February 5, 2008 -- HearUSA (AMEX:EAR), the recognized leader in hearing care for the nation’s top managed care providers through a nationwide network of more than 190 company-owned hearing care centers, announced today Paul A. Brown, M.D. is retiring as the company’s chairman of the board, a position he has held since founding the company in 1986. Dr. Brown will continue in his role as a director of the company, and in recognition of his years of distinguished service as well as his industry expertise, the Board of Directors has appointed Dr. Brown to serve as chairman emeritus.

Stephen J. Hansbrough will succeed Dr. Brown as chairman of the board and will continue as the company’s president and CEO. David McLachlan, currently chairman of the board’s audit committee, will assume the new role of lead independent director for the company.

"We are grateful for the tremendous contributions of Dr. Brown, whose vision and leadership over the years has been instrumental to building HearUSA’s strong foundation and respect in the industry,” said Hansbrough. “We look forward to continuing to benefit from his counsel as we take HearUSA to a new level of performance in 2008 and beyond."

Dr. Brown commented, "I am confident the company will continue to prosper under Steve’s leadership. I want to thank all the employees and associates of HearUSA with whom I’ve worked so closely for so many years to build HearUSA into the nation’s largest provider of managed hearing care and recognized for the highest standard of care, product quality, and customer service. I look forward to my continued association with the company."

Paul A. Brown, M.D., who holds an A.B. from Harvard College and an M.D. from Tufts University School of Medicine, has enjoyed a distinguished career as a highly successful entrepreneur, businessman and physician. He founded HearUSA in 1986 and served as chairman of the board since that time and as its chief executive officer until July 2002. From 1970 to 1984, Dr. Brown was chairman of the board and CEO of MetPath Inc., a New Jersey-based corporation offering a full range of clinical laboratory services to physicians and hospitals, which he founded in 1967 while a resident in pathology at Columbia Presbyterian Medical Center in New York City. MetPath developed into the largest clinical laboratory in the world with over 3,000 employees, was listed on the American Stock Exchange prior to being sold to Corning in 1982 and is now known as Quest Diagnostics. Dr. Brown is formerly chairman of the Board of Overseers of Tufts University School of Medicine, an emeritus member of the Board of Trustees of Tufts University, a past member of the Visiting Committee of Boston University School of Medicine, and is a part-time lecturer in pathology and a member of the Visiting Committee at Columbia University College of Physicians and Surgeons.

Stephen J. Hansbrough has been with HearUSA since December 1993. He initially served as president under Dr. Brown, and eventually assumed the additional role of CEO in 2002. He has been a member of the Board of Directors since 1997. Prior to joining HearUSA, Hansbrough was the senior vice president of Dart Drug Corporation and was instrumental in starting its affiliated group of companies (Crown Books and Trak Auto). He subsequently became chairman and CEO of Dart Drug Stores.

David J. McLachlan has served as an independent director on the company’s Board of Directors since 1986. He is the former executive vice president and chief financial officer of Genzyme Corporation, a biotechnology company, from 1989 to 1999, and a senior advisor to Genzyme’s chairman and chief executive officer through June 2004. He currently serves as a director of Dyax Corp., a biotechnology company, and chairman of the board of Skyworks Solutions, Inc., a manufacturer of analog, mixed signal and digital semiconductors for mobile communications. He is a graduate of Harvard Business School and Harvard College.

About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through more than 190 company-owned hearing care centers, which offer a complete range of quality hearing aids with an emphasis on the latest digital technology. HearUSA Centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Missouri, North Carolina, and the province of Ontario, Canada. The company also derives revenues from its HearUSA Hearing Care Network, comprised of 1,600 affiliated audiologists in 49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices. For further information, click on "investor information" at the HearUSA website: www.hearusa.com.

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